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                                                                    Exhibit 11.2

                             WEBLINK WIRELESS, INC.
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)

                                                       THREE MONTHS ENDED MARCH 31, 1999
                                                ----------------------------------------------
                                                   NUMBER            PERCENT       EQUIVALENT
                                                  OF SHARES        OUTSTANDING       SHARES
                                                ------------       -----------    ------------
COMMON STOCK
   From Founders' Stock                            2,300,000            100.00%      2,300,000
   Stock Options Exercised                         1,074,725             98.73%      1,061,080
   Preferred Stock Converted to Common Stock      15,310,943            100.00%     15,310,943
   1994 Common Stock Offerings                    11,242,857            100.00%     11,242,857
   1995 Common Stock Offerings                     4,323,874            100.00%      4,323,874
   1996 Common Stock Offering                      6,000,000            100.00%      6,000,000
   Employee Stock Purchase Plan Shares Issued        110,943            100.00%        110,943
   Warrants Exercised                                 49,450            100.00%         49,450
                                                ------------                      ------------
                                                  40,412,792                        40,399,147

WEIGHTED AVERAGE SHARES OUTSTANDING                                                 40,399,147

NET LOSS                                                                          ($25,203,000)


NET LOSS PER SHARE                                                                $      (0.62)
                                                                                  ============
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